EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1)	The ordinary shares are represented by restricted stock units which vest in four equal quarterly installments beginning on August 17, 2022.
(2)
The reporting person is a member of the board of managers of Insight Holdings Group, LLC ("Holdings"). Holdings is the sole shareholder of Insight Associates XI, Ltd. ("IA XI Ltd"), which in turn is the general partner of Insight Associates XI, L.P. ("IA XI"), which in turn is the general partner of Insight Partners XI, L.P. (“IP XI”), Insight Partners (Cayman) XI, L.P. (“IP Cayman”), Insight Partners (Delaware) XI, L.P. (“IP Delaware”), Insight Partners XI (Co-Investors), L.P. (“IP Coinvest”) and Insight Partners XI (Co-Investors) (B), L.P. (“IP Coinvest B”). Holdings is also the sole shareholder of Insight Associates (EU) XI, SARL ("IA EU"), which in turn is the general partner of Insight Partners (EU) XI, S.C.Sp. (“IP EU”, and together with IP XI, IP Cayman, IP Delaware, IP Coinvest and IP Coinvest B, collectively, the “Insight XI Funds”). Holdings is also the sole shareholder of Insight Venture Associates X, Ltd. ("IVA X Ltd"), which in turn is the general partner of Insight Venture Associates X, L.P. (“IVA X”), which in turn is the general partner of each of Insight Venture Partners X, L.P., Insight Venture Partners (Cayman) X, L.P., Insight Venture Partners (Delaware) X, L.P. and Insight Venture Partners X (Co-Investors), L.P. (collectively, the "Insight X Funds").

(3)
All ordinary shares indicated as indirectly owned by the reporting person are included herein because the reporting person is a member of the board of managers of Holdings, Holdings is the sole shareholder of IA XI Ltd, IA XI Ltd is the general partner of IA XI, and in turn, IA XI is the general partner of IP XI, IP Cayman, IP Delaware, IP Coinvest and IP Coinvest B, and the reporting person therefore may be deemed to share voting and dispositive power over such shares. Holdings is also the sole shareholder of IA EU, and in turn, IA EU is the general partner of IP EU, and the reporting person therefore may be deemed to share voting and dispositive power over such shares. Further, Holdings is the sole shareholder of IVA X Ltd, IVA X Ltd is the general partner of IVA X, and in turn, IVA X is the general partner of Insight X Funds, and the reporting person therefore may be deemed to share voting and dispositive power over such shares. The reporting person disclaims beneficial ownership of all ordinary shares of the issuer held of record by the Insight XI Funds, the Insight X Funds and IVA X (collectively, the “Insight Funds”), except to the extent of his pecuniary interest therein.

(4)
130,865 ordinary shares are owned by JPH Private Investments LLC. The reporting person controls JPH Private Investments LLC. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the securities owned by JPH Private Investments LLC.